Exhibit (a)(1)(X)

Welcome NAME to the XETA Stock Option Exchange Program Website.

Final Exchange Ratio Information

The NASDAQ closing price of our common stock as of today, October 16, 2009, is $2.54.

The final exchange ratios for each of the Eligible Option grants based upon the October 16, 2009 closing price of our common stock and the exercise price of the Eligible Options are as follows:

Exercise Price of Eligible Options	Final Exchange Ratio
$2.95	1.4750
$3.25	1.2688
$3.63	1.5526
$4.14	1.6164

To calculate the exact number of shares you will receive in exchange for an Eligible Option based upon the final exchange ratios:  divide (i) the number of shares represented by the Eligible Option you surrender for exchange, by (ii) the applicable final exchange ratio show above.  (We will not issue any fractional stock options, so in each case where the exchange ratio yields a fractional number of shares we will round down to the nearest whole number).

For example, the number of new option shares to be granted per 100 shares of Eligible Options surrendered for exchange in the Exchange Program based upon the final exchange ratios above, are as follows:

Exercise Price of Eligible Options	Number of Shares Surrendered for Exchange	Number of New Option Shares to be issued per 100 Eligible Option Shares Surrendered for Exchange
$2.95	100	68
$3.25	100	79
$3.63	100	64
$4.14	100	62

Stock Option Exchange Process

The Exchange Program will remain open until 11:00 p.m., Central Time, on Friday, October 16, 2009, unless extended.  We will notify you if we extend this deadline.

The terms and conditions of the Exchange Program are provided in the Offer to Exchange document and related documents previously provided to you.  Before proceeding, you are encouraged to carefully read these documents.  You can also access these documents by clicking on the links below.

•                  Offer to Exchange Certain Outstanding Stock Options for New Stock Options as amended October 1, 2009 (the “Offer to Exchange document”) (click here to view)

•                  Form of Election Form (click here to view)

For your convenience, the following documents referred to in the Offer to Exchange document may be accessed by clicking on the links below:

•                  XETA Technologies 2000 Stock Option Plan (click here to view)

•                  XETA Technologies 2004 Omnibus Stock Incentive Plan (click here to view)

•                  Prospectus for 2000 Stock Option Plan (click here to view)

•                  Our SEC Filings (click here to view)

If you have  difficulty using this site, please contact Kim Hodge, Monday through Friday, 8:00am to 5:00pm Central Time at the following: by phone 918-588-4264 or by e-mail kim.hodge@xeta.com.  FOR QUESTIONS AFTER 5:00 P.M. ON OCTOBER 16, 2009, YOU MAY CONTACT BY PHONE KIM HODGE AT 918-289-9390 OR ROBERT WAGNER AT 918-231-8503.

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